Exhibit 3.1.3
ARTICLES OF INCORPORATION
OF
JDA WORLDWIDE, INC
ARTICLE I
Name
          The name of the corporation shall be JDA Worldwide, Inc.
ARTICLE II
Purpose
          The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as such laws may be amended from time to time.
ARTICLE III
Initial Business
          The corporation initially intends to engage in and conduct the business of licensing computer software.
ARTICLE IV
Authorized Capital
          The corporation shall be authorized to issue one million (1,000,000) shares of common stock, with no par value, which the Board of Directors shall have authority to issue from time to time. Consideration for the corporation’s issuance of shares of its capital stock may be paid, in whole or in part, in cash or other property, whether tangible or intangible, or in labor or services actually performed for the corporation. Shares shall be deemed to be fully paid and nonassessable when the consideration for such shares is received by the corporation or any wholly owned subsidiary. The judgment of the Board of Directors as to the value of any property, services, right or thing acquired in exchange for capital stock of the corporation shall be final and conclusive. Neither promissory notes nor future services shall constitute consideration for issuance of capital stock of the corporation.

ARTICLE V
Statutory Agent
          The corporation hereby appoints Charles W. Whetstine, 101 North First Avenue, Suite 2700, Phoenix, Arizona 85003-1973, as statutory agent of the corporation.
ARTICLE VI
Place of Business
          The corporation’s known place of business shall be 5011 North Granite Reef Road, Scottsdale, Arizona 85253.
ARTICLE VII
The Board of Directors
          The business of the corporation shall be conducted by a board of not less than one (1) nor more than five (5) directors, none of whom need be shareholders. Within such limitation, the number of directors shall be fixed by the Bylaws. Directors shall be elected at the annual meeting of shareholders, and when so elected shall serve until the next annual meeting or until their successors are elected and qualified.
          Initially the Board of Directors shall be comprised of three (3) members. The following persons shall be the corporation’s directors until the first annual meeting of shareholders or until their successors are elected and qualified:
Frederick M. Pakis
5011 North Granite Reef Road
Scottsdale, Arizona 85250
James D. Armstrong
5011 North Granite Reef Road
Scottsdale, Arizona 85250
James L. Smith
5011 North Granite Reef Road
Scottsdale, Arizona 85250
          Meetings of the Board of Directors shall be held at the times and in the manner prescribed by the corporation’s Bylaws. The Board of Directors of the corporation may take action either by meeting or without a meeting by unanimous consent of all directors.

          A quorum at a meeting of the Board of Directors shall consist of a majority of directors then serving. The affirmative vote of a majority or greater of the directors present and voting at a meeting at which a quorum is present shall be required for the act of any of the directors.
ARTICLE VIII
Incorporators
          The names and addresses of the incorporators of the corporation are:
Frederick M. Pakis
5011 North Granite Reef Road
Scottsdale, Arizona 85250
James D. Armstrong
5011 North Granite Reef Road
Scottsdale, Arizona 85250
ARTICLE IX
Meetings of Shareholders
          The annual and other meetings of shareholders shall be held at such time and place, within or without the State of Arizona, as stated in or fixed in accordance with the Bylaws.
ARTICLE X
Corporate Existence
          The corporation shall have perpetual existence.
ARTICLE XI
Indemnification
          The corporation shall indemnify and hold harmless its incorporators, and each of its existing and former directors, and officers, to the fullest extent allowed by law for any and all acts or omissions done or omitted to be done while employed by, or acting on behalf of, the corporation. Without limiting the foregoing, a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by law.

By	/s/ Frederick M. Pakis Frederick M. Pakis	Dated:	,	1993

By	/s/ James D. Armstrong James D. Armstrong	Dated:	,	1993